Exhibit 10.18

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 28, 2012, is by and between Par Pharmaceutical, Inc., a Delaware corporation (“Par”) and Sky Growth Holdings Corporation, a Delaware corporation (“Parent”, together with Par, “Employer”), on the one hand, and Thomas Haughey (“Executive”), on the other.

RECITALS:

A. WHEREAS, Par was acquired by Parent as of the date hereof;

B. WHEREAS, following such acquisition, Executive will serve as President of Par and Parent, on such terms and conditions as set forth herein; and

C. WHEREAS, in order to reflect such terms and conditions, the parties hereto desire to amend and restate Executive’s Employment Agreement dated as of March 4, 2008, as amended as of March 4, 2009 and as further amended as of May 3, 2012 (the “Prior Employment Agreement”).

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1.	Employment.

1.1. General. On the terms and subject to the conditions set forth herein, Employer shall employ Executive in the capacities of President of Par and Parent at the compensation rate and benefits set forth in Section 2 hereof for the Employment Term (as defined in Section 3.1 hereof). Executive hereby accepts such employment, subject to the terms and conditions herein contained. In all such capacities, Executive shall perform and carry out such duties and responsibilities as may be assigned to him from time to time by the Board of Directors of Parent or Par (each, the “Board”) and by the Chief Executive Officer of Par reasonably consistent with Executive’s position and this Agreement, and shall report to the Board and Chief Executive Officer of Par. During the Employment Term, Executive shall serve on each Board.

1.2. Time Devoted to Position. During the Employment Term, excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of Employer. During the Employment Term, Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of Employer); provided, that it shall not be a violation of the foregoing for Executive to manage his personal, financial and legal affairs so long as such activities do not interfere with the performance of his duties and responsibilities to Employer as provided hereunder; and provided, further, that Parent shall not unreasonably withhold consent to Executive serving as a director on the board of a company whose activities are not in competition, directly or indirectly, with those of Employer and the amount of time and attention required of Executive to satisfy his obligations as such a director are not reasonably likely to detract from the execution of his duties and responsibilities hereunder in any material respect.

1.3. Certifications. Whenever the President of Par is required by law, rule or regulation or requested by any governmental authority or by Par’s auditors to provide certifications with respect to Par’s financial statements or filings with the Securities and Exchange Commission or any other governmental authority, Executive shall sign such certifications as may be reasonably requested by the Board, with such exceptions as Executive deems necessary to make such certifications accurate and not misleading.

1.4. Principal Location. Executive’s principal place of employment will be the Company’s executive offices in the Woodcliff Lake, New Jersey area, subject to required travel in the course of performing Executive’s duties hereunder.

2.	Compensation and Benefits.

2.1. Salary. At all times Executive is employed hereunder, Par shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to Parent or any of its subsidiaries, entities and organizations presently existing or hereafter formed, organized or acquired by Parent, directly or indirectly (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) a base salary at the annual rate of $650,000 (Six Hundred and Fifty Thousand Dollars), or at such increased rate as the Board (or a committee thereof), in its sole discretion, may hereafter from time to time grant to Executive (as so adjusted, the “Base Salary”); and (ii) any additional bonus and the benefits set forth in Sections 2.2, 2.3 and 2.4 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Par applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.

2.2. Bonus. Subject to Section 3.3 hereof, Executive shall be entitled to an annual bonus during the Employment Term in such amount (if any) as determined by the Board in consultation with the Chief Executive Officer of Par based on such performance criteria as it deems appropriate. The target amount of Executive’s Bonus shall be equal to seventy-five percent (75%) of his Base Salary; provided, however, that Employer acknowledges that Executive shall have the opportunity to earn a Bonus of up to, but in no event more than, one hundred fifty percent (150%) of his Base Salary, based upon the achievement of such performance criteria as the Board deems appropriate. At the time the Board determines Executive is eligible for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document. Par shall pay the bonus by March 1 following the end of the calendar year in which the bonus is earned.

2.3. Equity Awards. Executive shall be entitled to participate in long-term incentive plans commensurate with his titles and positions, including, without limitation, stock option, restricted stock, and similar equity plans of Parent, as may be offered from time to time. All long-term incentive awards shall be subject to, and governed by, the terms of the long-term incentive plan and award agreements pursuant to which such awards are granted.

2.4. Executive Benefits.

2.4.1. Expenses. Par shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties (including business travel and entertainment expenses) hereunder, all in accordance with Par’s policies with respect thereto as in effect from time to time.

2.4.2. Employer Plans. Executive shall be entitled to participate in such employee benefit and welfare plans and programs, subject to the terms thereof, as Employer may from time to time generally offer or provide to executive officers of Parent or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans.

2.4.3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, prorated for any partial year.

2.4.4. Life Insurance. Employer shall obtain (provided, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of $1 million throughout the Employment Term.

2.4.5. Automobile. Par shall provide Executive with an automobile cash allowance of One Thousand and Fifty Dollars ($1,050) (gross) per month.

3.	Employment Term; Termination.

3.1. Employment Term. Executive’s employment hereunder shall commence on the date hereof and, except as otherwise provided in Section 3.2 hereof, shall continue until September 28, 2017 (the “Initial Term”). Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on September 29, 2017 (the Initial Term, together with any such subsequent employment period(s), being referred to herein as the “Employment Term”), unless Executive or Employer shall have provided a Notice of Termination (as defined in Section 3.4.1 hereof) in respect of its or his election not to renew the Employment Term to the other party at least ninety (90) days prior to the end of the Employment Term. Upon nonrenewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

3.2. Events of Termination. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1. Death. In the event of Executive’s death, the Employment Term shall terminate on the date of his death.

3.2.2. Without Good Reason By Executive. Executive may terminate the Employment Term at any time during such Employment Term for any reason whatsoever (other than Good Reason) by giving a Notice of Termination to Employer. The Date of Termination pursuant to this Section 3.2.2 shall be thirty (30) days after the Notice of Termination is given.

3.2.3. Disability. In the event of Executive’s Disability (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, “Disability” means disability as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4. For Cause By Employer. Employer may terminate the Employment Term for “Cause” based on objective factors determined in good faith by a majority of the Board as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of Executive to cure the same within ten (10) days after Employer shall have given the Notice of Termination; provided, however, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the ten (10) day period shall not apply and the Employment Term shall terminate on the date the Notice of Termination is given. For purposes of this Agreement, “Cause” shall mean (i) Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, a felony, or other crime involving moral turpitude; (ii) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct, or other conduct that is materially harmful or detrimental to Employer; (iii) a material breach by Executive of this Agreement; (iv) continuing failure to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (v) Executive’s knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action; (vi) Executive’s knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive’s position with Employer; and/or (vii) the commission of an act of personal dishonesty by Executive that involves personal profit in connection with Employer.

3.2.5. Without Cause By Employer. Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given or such shorter period if Employer shall pay to Executive that amount of the Base Salary amount that would have been earned between the thirty (30) day period and such shorter period in accordance with Par’s regular payroll practices.

3.2.6. With Good Reason by Executive. Executive may terminate the Employment Term upon the occurrence of Good Reason and the continuation thereof for more than ten (10) days after written demand for cure thereof is given to Employer by Executive

(which demand shall identify the events constituting such Good Reason). For purposes of this Agreement, “Good Reason” means (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due or within two (2) business days thereafter; (ii) the assignment to Executive, without Executive’s express written consent, of duties inconsistent with his positions, responsibilities and status with Employer, or a change in Executive’s reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive’s death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (iii) a reduction by Employer in Executive’s Base Salary; or (iv) a permanent reassignment of Executive’s primary work location, without the consent of Executive, to a location more than thirty-five (35) miles from Employer’s executive offices in Woodcliff Lake, New Jersey.

3.3. Certain Obligations of Employer Following Termination of the Employment Term. Following termination of the Employment Term under the circumstances described below, Par shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits. All lump sum amounts shall be paid within forty-five (45) days of the Date of Termination in accordance with Par’s regular payroll practices. In connection with Executive’s receipt of any or all compensation and benefits to be received pursuant to this Section 3.3, Executive shall not have a duty to seek subsequent employment during the period in which he is receiving severance payments and the Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive’s subsequent employment by an entity other than Employer. Executive must execute within thirty (30) days after the Date of Termination Employer’s standard form of Release Agreement attached as Exhibit A hereto.

3.3.1. For Cause. In the event that the Employment Term is terminated by Employer for Cause, Par shall pay to Executive in a single lump-sum within forty-five (45) days an amount equal to any unpaid but earned Base Salary through the Date of Termination. Par shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the term of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2. Without Cause by Employer; Good Reason by Executive; Non-Renewal by Employer. In the event that the Employment Term is terminated by Employer pursuant to Section 3.2.5 hereof or by Executive with Good Reason pursuant to Section 3.2.6 hereof, or is not renewed by Employer pursuant to Section 3.1 hereof, Par shall pay to Executive severance in an amount equal to two (2) times his Base Amount (the “Severance Amount”), and Executive shall retain all vested benefits granted pursuant to Section 2.3 hereof, in accordance with the terms of the applicable equity documents. For purposes hereof, “Base Amount” shall mean the sum of Executive’s annual Base Salary and annual target bonus in effect on the Date of Termination. Par shall pay the Severance Amount in installments for two (2) years (the “Installment Payment”) commencing on the forty-fifth (45th) day after the Date of Termination, in accordance with Par’s regular payroll practices. Payment of the Severance Amount is subject to Executive’s continued compliance with the terms of Section 4. Par shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.3. Executive’s Resignation Without Good Reason; Election Not to Renew by Executive. In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.2 hereof or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Par shall pay to Executive in a single lump-sum within forty-five (45) days of the Date of Termination an amount equal to any unpaid but earned Base Salary through the Date of Termination, in accordance with Par’s regular payroll practices. Par shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.4. Death, Disability. In the event that the Employment Term is terminated by reason of Executive’s death pursuant to Section 3.2.1 hereof or by Employer by reason of Executive’s Disability pursuant to Section 3.2.3 hereof, Par shall pay to Executive, subject to, in the case of Disability, Executive’s continued compliance with Section 4 hereof, the Severance Amount, less any life insurance and/or disability insurance received by Executive or his estate pursuant to insurance policies provided by Employer (including pursuant to Section 2.4.4 hereof), and Executive shall retain all vested benefits granted pursuant to Section 2.3 hereof in accordance with the terms of the applicable equity documents. In the case of death, Par shall pay the Severance Amount commencing on the thirtieth (30th) day after Executive’s date of death, and otherwise in accordance with the payment provisions of Section 3.3.2 hereof. In the case of Disability, Par shall pay the Severance Amount in accordance with the payment provisions of Section 3.3.2 hereof. Par shall also pay any annual bonus earned but unpaid as of the Date of Termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.5. Post-Employment Term Benefits. In the event Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1 hereof, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage. Except as provided immediately below, Executive will be responsible for all COBRA premiums. Specifically, if Executive is terminated pursuant to Sections 3.2.3, 3.2.5 or 3.2.6 hereof, or Employer elects not to renew this Agreement pursuant to Section 3.1 hereof, Executive shall be entitled to participate, at Employer’s expense, in all medical and health plans and programs of Employer in accordance with COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive’s continued compliance with the terms of Section 4 hereof; provided, that Executive’s continued participation is permissible under the general terms and provisions of such plans and programs; and provided, further, that in the event Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer’s obligation with respect thereto pursuant to this Section 3.3.5 shall end as of such date. Employer shall commence payment of COBRA premiums on the forty-fifth (45th) day after the Date of Termination.

3.4. Definitions.

3.4.1. “Notice of Termination” Defined. “Notice of Termination” means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1, 3.2.2 or 3.2.5 hereof, that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.

3.4.2. “Date of Termination” Defined. “Date of Termination” means such date as the Employment Term is expired if not renewed or terminated in accordance with Sections 3.1 or 3.2 hereof.

4.	Confidentiality/ Non-Solicitation/Non-Compete.

4.1. “Confidential Information” Defined. “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person or entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to: technology, research, test procedures and results, machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2 hereof.

4.2. Non-disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever for the benefit of any person or entity other than Employer (except as may be required under legal process by subpoena or other court order).

4.3. Non-Solicitation. Executive shall not, while employed by Employer and for a period of eighteen (18) months following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

4.4. Non-Competition. Executive shall not, while employed by Employer and for a period of eighteen (18) months following the Date of Termination, directly or indirectly provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of Employer’s competitors in the branded or generic pharmaceutical industry in any state or country in which Employer does or seeks to do business. Employer’s competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of Employer. However, the restrictions of this Section 4.4 shall not prohibit Executive from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

4.5. Injunctive Relief. The parties hereby acknowledge and agree that (a) the type, scope and periods of restrictions imposed in Section 4 are necessary, fair and reasonable to protect Employer’s legitimate business interests and to prevent the inevitable disclosure of Employer’s Confidential Information; (b) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (c) monetary damages will not be an adequate remedy for any such breach; (d) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (e) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.6. Non-exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

5.	Miscellaneous Provisions.

5.1. Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention: Chairman

Telecopy No.: (201) 802-4620

Copy to:

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199-3600

Attention: Loretta Richard, Esq.

Telecopy No.: (617) 235-0409

If to Executive, to:

Thomas Haughey

c/o Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, NY 10036

Attention: John Herbert, Esq.

Telecopy No.: (212) 556-2222

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4. Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, including, but not limited to, the parties’ Prior Employment Agreement and the offer letter relating to

Executive’s employment dated July 13, 2012. By executing this Agreement, Executive expressly acknowledges that the provisions of the Prior Employment Agreement relating to his resignation during a “Window Period” (as defined in the Prior Employment Agreement) will no longer have any force or effect.

5.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

5.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8. Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

5.9. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10. Capacity. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.

5.11. Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the applicable court shall award the prevailing party reasonable attorneys’ fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). Any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12. Arbitration.

(a) Any dispute under Section 3 hereof, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4 hereof, or in respect of the breach thereof shall be settled by arbitration in New Jersey. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 5.3 hereof, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of New Jersey, Bergen County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b) The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party’s counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

5.13. Section 409A. Executive and Employer acknowledge that they intend that the compensation arrangements set forth in this Agreement comply with the requirements of, or the requirements of an exemption from, Section 409A of the Internal Revenue Code (together with the regulations thereunder, “Section 409A”), and the Agreement shall be construed in accordance therewith. Notwithstanding any other provision of this Agreement, if Executive is a specified employee under Treas. Reg. §1.409A-1 as of the Date of Termination, then to the extent any payment or benefit to which Executive would otherwise be entitled during the first six months following the Date of Termination would be considered nonqualified deferred compensation under Section 409A, such payment or benefit shall be accumulated and paid or provided at the date which is the earlier of (i) the first day of the seventh month following the Date of Termination, or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5.13 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. This provision shall not apply to all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1(b)(4), or to the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), or to any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. Any reimbursement made pursuant to Section 2.4.1 that would constitute nonqualified deferred compensation subject to Section 409A shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred. Executive’s entitlement to any other reimbursements shall be subject to the terms and conditions of Employer’s reimbursement policy for executive officers, which shall comply with the requirements of Section 409A to the extent applicable. For purposes of this Agreement, all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

5.14. Indemnification. During the Employment Term, Employer shall purchase and maintain reasonable and customary directors’ and officers’ liability insurance coverage covering Employer and Executive.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PAR PHARMACEUTICAL, INC.

By:	/s/ Barry J. Gilman
	Name:	Barry J. Gilman
	Title:	Secretary

SKY GROWTH HOLDINGS CORPORATION

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President and Secretary

EXECUTIVE

/s/ Thomas Haughey
Thomas Haughey

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated                     , is given by                                          (“EMPLOYEE”) to PAR PHARMACEUTICAL, INC., and each and any of its parent and subsidiary corporations, affiliates, departments and divisions (“THE COMPANY”). The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

A. WHEREAS, EMPLOYEE has been employed by THE COMPANY as                                         ; and

B. WHEREAS, EMPLOYEE signed an Employment Agreement dated [            ], 2012 with THE COMPANY in which EMPLOYEE agreed that all payments and benefits upon his/her separation from THE COMPANY were contingent upon his/her signing of Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of separation; and

C. WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on                      (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section                      of the Employment Agreement by and between the parties.

2. Pay, Benefits and Equity Upon Separation.

(a) Separation Amounts. On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE such severance and other payment(s) as is required in accordance with and subject to the terms of the Employment Agreement. Said payment(s) shall be subject to all appropriate federal and state withholding and employment taxes.

(b) Benefits/Termination. In accordance with the terms of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect

COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his/her insurance coverage. Except as otherwise set forth in the Employment Agreement, EMPLOYEE will be responsible for all COBRA premiums.

(c) Equity Awards. Any equity awards granted to EMPLOYEE during his/her employment shall vest in accordance with and subject to the terms of the applicable equity plans and award agreements.

(d) Unused Vacation. THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for his/her unused vacation days, which THE COMPANY and EMPLOYEE agree total                      days.

(e) Reimbursement of Expenses. THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, reimburse EMPLOYEE for any unpaid expenses pursuant to the terms of the Employment Agreement, which THE COMPANY and EMPLOYEE agree total $            .

(f) No Other Payments. EMPLOYEE acknowledges and agrees that subject to and including those payments and other benefits referenced herein, he/she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g) Payment Terms. In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 2 are contingent upon EMPLOYEE’s continued compliance with the terms of the Employment Agreement, as referenced in Sections 7 through 9 herein.

3. Consideration.

(a) No Disparagement. EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives. THE COMPANY agrees to refrain from any publication or any type of official communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE. Nothing in this Section shall be construed as prohibiting THE COMPANY or EMPLOYEE from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

(b) Sufficiency of Consideration; No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

4. General Release and Waiver of Claims.

(a) Release. Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Employment Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY and the Related Parties (as defined below) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release. The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and/or its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, agents, employee benefit plans, shareholders, representatives, and employees, and their heirs, successors and assigns, and all others connected with any of them (collectively, the “Related Parties”).

(b) Certain Matters. By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin and/or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefits Protection Act (ADEA), the Americans with Disabilities Act of 1990 (ADA), the New Jersey Law Against Discrimination (LAD), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Conscientious Employee Protection Act (CEPA), the Family Medical Leave Act (FMLA), the New Jersey Family Leave Act (NJFLA), the New Jersey Wage and Hour Law, and any other claims under New Jersey or federal law.

(c) No Impact on Indemnification Rights. This Release does not, is not intended to, and will not be interpreted to serve as a release or waiver by EMPLOYEE with respect to any indemnification rights he may have and such indemnification rights will not be effected, modified or extinguished by EMPLOYEE’S execution of this Release.

(d) No Impact on Certain Rights. The release contained herein does not release or waive any claims or rights which cannot be waived by law or any right or claim EMPLOYEE may have which arises based on events occurring after his date of termination, as provided by law.

5. Covenant Not to Sue.

(a) EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY or any of the Related Parties, or filed or caused to be filed any charges or complaints against THE COMPANY or any of the Related Parties with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b) EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c) Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’ s waiver of ADEA claims set forth in this Release.

6. Consideration and Revocation Periods: Effective Date. EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he/she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying THE COMPANY in writing of his/her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

7. Confidential Information. EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement. In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by him/her of any remaining duties or obligations under the Employment Agreement, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

8. Covenants Not to Solicit. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of 18 months following the Separation Date, EMPLOYEE shall not, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter his/her or its relationship with THE COMPANY or any of its subsidiaries. This provision shall not apply if not otherwise provided under the terms of the Employment Agreement.

9. Covenant Not to Compete. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of 18 months following the Separation Date, EMPLOYEE shall not, directly or indirectly, provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of THE COMPANY’S competitors in the branded or generic pharmaceutical industry in any state or country in which THE COMPANY does or seeks to do business. THE COMPANY’S competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of THE COMPANY. Nothing herein shall prevent EMPLOYEE from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

10. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law. EMPLOYEE understands and agrees that his/her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of his/her covenants not to solicit and compete to a successor employer or potential successor employer.

11. No Public Statements. EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY and EMPLOYEE are permitted to make any disclosures regarding EMPLOYEE’s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings with the Securities and Exchange Commission (the “SEC”).

12. Disclosure of Information. EMPLOYEE represents and warrants that he/she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he/she has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings with the SEC and that has not been so disclosed.

13. Return of Company Property. On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in his/her possession or under his/her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

14. Continued Availability and Cooperation.

(a) EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by him/her on behalf of THE COMPANY prior to the Separation Date.

(b) EMPLOYEE further agrees that he/she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c) EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his/her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d) EMPLOYEE further agrees that should he/she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, he/she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e) Notwithstanding the provisions herein, EMPLOYEE acknowledges that his/her cooperation obligation requires him/her to participate truthfully and accurately in all matters contemplated under this Section.

15. Injunctive Relief. In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that his/her failure to abide by Sections 7, 8, and 9 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

16. Representation by Attorney. EMPLOYEE acknowledges that he/she has been given the opportunity to be represented by independent counsel in reviewing this Release whether at the time of execution or in conjunction with execution of his/her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

17. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

18. Tax Advice.

(a) THE COMPANY makes no representations regarding the U.S. federal, state, local, non-U.S. or other tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. With the exception of the regular payroll deductions for employer-side U.S. federal, state, local, non-U.S. and other withholding and employment taxes, EMPLOYEE agrees that it shall be his/her sole responsibility to pay any amount that may be due and owing as U.S. federal, state, local, non-U.S. and other taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b) EMPLOYEE agrees and understands that he/she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that he/she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that he/she may owe with respect to such payments or benefits.

(c) EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether U.S. federal, state, local, non-U.S. or other), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d) EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims. EMPLOYEE agrees that he/she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the payments made or benefits received hereunder. In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

19. Employment Agreement. The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement. The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

20. Entire Agreement. When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

21. Severability. If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

22. Execution in Counterparts. This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

23. Governing Law and Jurisdiction. Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

24. Survival of Terms. EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

25. Construction. The terms and language of this Release are the result of arm’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another. Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

26. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

27. Binding Effect; Successors and Assigns. Executive may not delegate any of his/her duties or assign his/her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Release in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

28. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

29. Capacity. EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) he/she or it has full power, authority and capacity to execute and deliver this Release, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; and (c) this Release is his/her or its valid and binding obligation in accordance with its terms.

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EMPLOYEE AGREES THAT: (1) HE/SHE HAS FULLY READ THIS RELEASE; (2) HE/SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) HE/SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM/HER FOR ALL PURPOSES.

EMPLOYEE

THOMAS HAUGHEY

PAR PHARMACEUTICAL, INC.

BY: